Filed Pursuant to Rule 433

Dated August 18, 2025

Registration Statement No. 333-281501

McDONALD’S CORPORATION

Issuer:	McDonald’s Corporation
Ratings*:	Moody’s: Baa1 (Stable); S&P: BBB+ (Stable)
Trade Date:	August 18, 2025
Settlement Date**:	August 27, 2025 (T+7)
Security Description:	SEC-Registered senior unsecured fixed rate medium-term notes

USD 550,000,000 4.400% Medium-Term Notes Due 2031

Summary of Terms

Total Principal Amount:	USD 550,000,000
Maturity Date:	February 12, 2031
Coupon:	4.400%
Issue Price:	99.992% of the principal amount
Yield to Maturity:	4.402%
Spread to Benchmark Treasury:	T + 55 basis points
Benchmark Treasury:	3.875% due July 31, 2030
Benchmark Treasury Yield:	3.852%
Coupon Payments:	Pays semi-annually on February 12 and August 12, commencing February 12, 2026 (short first coupon)
Day Count:	30 / 360
Optional Redemption Provision:	Prior to January 12, 2031, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming the notes matured on January 12, 2031) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after January 12, 2031, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.
CUSIP / ISIN:	58013MGB4 / US58013MGB46

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USD 750,000,000 5.000% Medium-Term Notes Due 2036

Summary of Terms

Total Principal Amount:	USD 750,000,000
Maturity Date:	February 13, 2036
Coupon:	5.000%
Issue Price:	99.527% of the principal amount
Yield to Maturity:	5.059%
Spread to Benchmark Treasury:	T + 72 basis points

Benchmark Treasury:	4.250% due August 15, 2035
Benchmark Treasury Yield:	4.339%
Coupon Payments:	Pays semi-annually on February 13 and August 13, commencing February 13, 2026 (short first coupon)
Day Count:	30 / 360
Optional Redemption Provision:	Prior to November 13, 2035, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming the notes matured on November 13, 2035) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after November 13, 2035, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.
CUSIP / ISIN:	58013MGC2 / US58013MGC29

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Joint Bookrunners:	BofA Securities, Inc.
ING Financial Markets LLC
Morgan Stanley & Co. LLC
SG Americas Securities, LLC

Passive Bookrunners:	Goldman Sachs & Co. LLC
Standard Chartered Bank
U.S. Bancorp Investments, Inc.

Co-Managers:	ANZ Securities, Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Rabo Securities USA, Inc.
Truist Securities, Inc.
UniCredit Capital Markets LLC
Academy Securities, Inc.
CastleOak Securities, L.P.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Penserra Securities LLC

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*	A credit rating is not a recommendation to buy, sell or hold securities. It may be subject to revision or withdrawal at any time by the assigning credit rating agency. Each credit rating is applicable only to the specific security to which it applies. Investors should make their own evaluation as to whether an investment in the security is appropriate.

**	It is expected that delivery of the notes will be made against payment therefor on or about August 27, 2025, which will be the seventh business day following the date of pricing of the notes, or “T+7.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the United States secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the date of delivery will be required, by virtue of the fact the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

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Modification of Prospectus Supplement, dated August 12, 2024

None

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The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before investing, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may obtain these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling BofA Securities, Inc. toll-free at 1-800-294-1322, ING Financial Markets LLC toll-free at 1-877-446-4930, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or SG Americas Securities, LLC toll free at 1-855-881-2108.